N. DAMODAR REDDY


                                 April 25, 1997

Mr. Robert H. C. Tsao
Chairman, United Microelectronics Corporation
No. 13, Innovation Rd. 1
Science-Based Industrial Park
Hsin-Chu City, Taiwan, R.O.C.

Mr. Gary Johnson
President, S3 Incorporated
2770 San Thomas Expressway
Santa Clara, California 95051
U.S.A.

Mr. Peter Chang
President, United Semiconductor Corporation
No. 3, Li-Hsin Rd.
Science-Based Industrial Park
Hsin-Chu City, Taiwan, R.O.C.

Dear Bob, Gary and Peter:

                  Alliance Semiconductor Corporation ("Alliance") again appreciates your agreement to extend the time by which Alliance may exercise the option to purchase from United Microelectronics Corporation ("UMC") up to 45 million shares of United Semiconductor Corporation ("USC"), as set forth below.

                  UMC, S3 Incorporated ("S3") and USC agree to extend Alliance an option to purchase from UMC up to 45 million shares of USC as follows:

                  (i) The purchase price under these options will be at a per share price, with the price per share being equal to NTD 10 plus interest calculated at a cumulative rate of 8.5% per annum (with interest accruing from July 4, 1996 to the closing date of the purchase of the shares subject to the options). Alliance shall pay the purchase price in U.S. dollars, with the exchange rate calculated as of the day of payment.

                  (ii) Alliance may exercise these options with at least fifteen days advance written notice to UMC and S3 given on or before July 15, 1997, but all unexercised options will expire if not fully exercised (including full payment to UMC for the shares involved) on or before midnight July 31, 1997 (Taiwan, R.O.C. time).

                  (iii) Subject to the terms of this letter agreement (the "Agreement"), Alliance can exercise its option all at once, or in installments, and thus, with at least


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         fifteen  days'  advance  written  notice to UMC and S3,  can select its closing date(s) at times it finds convenient, so long as the last such date occurs on or before July 31, 1997.

                  UMC, S3 and USC also agree that through at least July 31, 1997, Alliance may retain its production capacity percentage of 25%.

                  UMC, S3 and USC further agree that (a) this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and (b) the terms of Article 9 of the Foundry Venture Agreement dated as of July 8, 1995 by and among Alliance, UMC and S3 are incorporated by reference as if set forth fully herein, in each case with this Agreement deemed to be one of the Venture Agreements.

                  We remain pleased with the history of cooperation in these matters shown by the parties, and request that each of you confirm the above agreement in the space provided below.

                                                    Very truly yours,


                                                    /s/ N. D. Reddy
                                                    N. Damodar Reddy
                                                    President


Agreed on behalf of United Microelectronics         Agreed on behalf of S3
Corporation                                         Incorporated

/s/ R. Tsao
__________________________________                  ____________________________
Robert H. C. Tsao, Chairman                         Gary Johnson, President

Agreed on behalf of United Semiconductor
Corporation



/s/ Peter Chang
__________________________________
Peter Chang, President